Exhibit 10.3

TERMS OF RESTRICTED SHARE UNIT AWARDS

[Vested by Lapse of Time]

1.	Generally. This document sets forth the terms and conditions under which an award (an “Award”) of Restricted Share Units (“Restricted Share Units”) are made under Section 4(e) of the 2010 Long-Term Incentive Plan (the “Plan”), which was approved by Ferro Corporation shareholders on April 30, 2010. (The recipient of an Award is called the “Restricted Share Unit Recipient” below. The term “Ferro” below includes Ferro Corporation and its subsidiaries and affiliated companies.)

2.	Precedence of the Plan. The terms of this document are subject to the terms and conditions of the Plan. If there is any inconsistency between this document and the Plan, then the Plan, and not this document, will govern, unless this document expressly states otherwise. The Compensation Committee of the Board of Directors, or such other committee as the Board may from time to time designate (the “Committee”), administers awards under the Plan and has the authority to determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted under this Plan. In this capacity, the Committee also has the authority to construe and interpret the provisions of the Plan and all awards under the Plan and to establish, amend, and rescind rules and regulations for the administration of the Plan, all of which will be binding on the Restricted Share Unit Recipient.

3.	Basic Award Terms. The name of the Restricted Share Unit Recipient, the date of the Award, and the number of Restricted Share Units being awarded are set forth separately in an award letter from Ferro to the Restricted Share Unit Recipient that refers expressly to this document.

4.	Restricted Share Units. The Restricted Share Units are phantom shares of Ferro Common Stock with each Restricted Share Unit representing one share of Ferro Common Stock. The Restricted Share Units will vest at the end of the three-year period following the date of grant (the “Vesting Period”). Once vested, the Restricted Share Units are subject to the Holding Period described in paragraph 14 of this document. Upon conclusion of the Holding Period (or earlier under certain circumstances), the Restricted Share Units will be converted to shares of Ferro Common Stock. The Restricted Share Unit Recipient will not be entitled to any rights as a shareholder, including voting rights or dividends, with respect to the Restricted Share Units during the Vesting Period.

5.	Disability. If a Restricted Share Unit Recipient’s employment terminates due to the Restricted Share Unit Recipient’s total and permanent disability (as defined under Section 409A of the Internal Revenue Code and the Treasury regulations promulgated thereunder) during the Vesting Period, then Ferro will deliver the shares of Ferro Common Stock represented by the Restricted Share Units to the Restricted Share Recipient at or soon as practicable after the Restricted Share Recipient’s employment terminates and such shares will not be subject to the Holding Period.

6.	Death. If a Restricted Share Unit Recipient dies during a Vesting Period, then Ferro will deliver the shares of Ferro Common Stock represented by the Restricted Share Units to the person(s) or entity that is entitled by will or the applicable laws of descent and distribution to such shares of Ferro Common Stock as soon as practicable after the Restricted Share Recipient’s death and such shares will not be subject to the Holding Period.

7.	Change of Control. If a “Change of Control” occurs before the end of the Vesting Period, then Ferro will deliver the shares of Ferro Common Stock represented by the Restricted Share Units to the Restricted Share Unit Recipient at or soon as practicable after the “Change of Control;” provided that the Restricted Share Unit Recipient is then employed by Ferro. (To comply with Section 409A, for purposes of this document, the term “Change of Control” means the occurrence of any one or more of the following events:

(i) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the 60 day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company’s or such Subsidiary’s then outstanding securities;

(ii) during any twelve-month period, a majority of the members of the Board is replaced by individuals who were not members of the Board at the Effective Date and whose election by the Board or nomination for election by the Company’s shareholders was not approved by a vote of at least a majority of the directors then still in office who either were directors at the Effective Date or whose election or nomination for election was previously so approved;

(iii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) 50% or more of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) the consummation of a sale or disposition of all or substantially all of the assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of the common stock of the Company immediately prior to such sale or disposition).

8.	Other Termination of Employment. If the Restricted Share Unit Recipient’s employment with Ferro terminates before the end of the Vesting Period for any reason other than those stated in paragraphs 5, 6 and 7 above, then all of the Restricted Share Units will be forfeited and the Restricted Share Unit Recipient will not be eligible to receive the delivery of any shares of Ferro Common Stock under this Award.

9.	Legal Restrictions on Issuance of Shares. No shares of Ferro Common Stock will be issued in respect of an Award if and to the extent such issuance would violate:

A.	Any applicable state securities law;

B.	Any applicable registration or other requirements under the Securities Act of 1933 (the “1933 Act”), as amended, the Securities Exchange Act of 1934, as amended, or the listing requirements of any stock exchange; or

C.	Any applicable legal requirement of any other government authority.

Ferro will make reasonable efforts to comply with the foregoing laws and requirements so as to permit the issuance of shares of Ferro Common Stock in respect of Awards. Furthermore, if a Registration Statement with respect to the shares to be issued in respect of an Award is not in effect or if counsel for Ferro deems it necessary or desirable in order to avoid possible violation of the 1933 Act, then Ferro may require, as a condition to its issuance and delivery of certificates for the shares, the delivery to Ferro of a commitment in writing by the person to whom the shares are being issued that at the time of such exercise it is his or her intention to acquire such shares for his or her own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands the shares may be “restricted securities” as defined in Rule 144 of the Securities and Exchange Commission; and that any resale, transfer or other disposition of said shares will be accomplished only in compliance with Rule 144, the 1933 Act, or the other Rules and Regulations there under. Ferro may place on the certificates evidencing such shares an appropriate legend reflecting the aforesaid commitment and the Company may refuse to permit transfer of such certificates until it has been furnished evidence satisfactory to it that no violation of the 1933 Act or the Rules and Regulations there under would be involved in such transfer.

10.	Forfeiture. The Restricted Share Unit Recipient will forfeit his or her Restricted Share Units if, during the Vesting Period, he or she:

A.	Directly or indirectly, engages in, or assists or has a material ownership interest in, or acts as agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in the manufacture or sale of any products manufactured or sold by Ferro or any products that are logical extensions, on a manufacturing or technological basis, of such products;

B.	Discloses to any person any proprietary or confidential business information concerning Ferro or any Ferro officers, Directors, employees, agents, or representatives which the Performance Share Participant obtained or which came to his or her attention during the course of his or her employment with Ferro;

C.	Takes any action likely to disparage or have an adverse effect on Ferro, its subsidiaries, or affiliates or any of Ferro’s officers, Directors, employees, agents, or representatives;

D.	Induces or attempts to induce any Ferro employee to leave the employ of Ferro or otherwise interferes with the relationship between Ferro and any of Ferro’s employees, or hires or assists in the hiring of any person who was a Ferro employee, or solicits, diverts or otherwise attempts to take away any customers, suppliers, or co-venturers of Ferro, either on the Restricted Share Recipient’s own behalf or on behalf of any other person or entity; or

E.	Otherwise performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of Ferro.

11.	Taxes and Withholding. All amounts paid to or on behalf of the Restricted Share Unit Recipient in respect of Restricted Share Units will be subject to withholding as required by law. The Restricted Share Unit Recipient will be responsible for making appropriate arrangements satisfactory to Ferro to pay any withholding, transfer, or other taxes due as a result of the issuance of the shares of Ferro Common Stock pursuant to this document. The Restricted Share Unit Recipient may, however, elect to pay Ferro all or a portion of such taxes by delivering to Ferro cash or previously-owned shares of Ferro Common Stock, by having shares of Ferro Common Stock that would otherwise be delivered under these terms withheld by Ferro, or by using any combination of such alternatives.

12.	Holding Period. The Restricted Share Units will vest at the end of the Vesting Period; however, shares of Ferro Common Stock will not be issued to the Restricted Share Unit Recipient until after a two-year deferral period (the “Holding Period”) regardless of the Restricted Share Unit Recipient’s employment status with Ferro; provided, however, that if the Restricted Share Unit Recipient dies during the Holding Period, such shares of Ferro Common Stock will pass to the person(s) or entity that is entitled by will or the applicable laws of descent and distribution to such shares of Ferro Common Stock; and provided further that if there is a Change in Control during the Holding Period, shares of Ferro Common Stock will be issued immediately with no restrictions on sale, transfer, assignment or other disposition.

13.	Transferability. No Restricted Share Units are transferable by the Restricted Share Unit Recipient other than by will or by the laws of descent and distribution.

14.	Adjustments on Changes in Capitalization. If at any time before the end of the Vesting Period or Holding Period, the shares of Ferro Common Stock are changed or Ferro makes an “extraordinary distribution” or effects a “prorata repurchase” of Common Stock as described in Section 7 of the Plan or takes any other action described in that section, then the shares of Common Stock issuable in respect of an Award will be appropriately adjusted as provided in such section.

15.	Employment at Will. Nothing in this grant of Restricted Share Units affects in any way the Restricted Share Unit Recipient’s status as an employee at will of Ferro.